As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-153207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3

REGISTRATION STATEMENT NO. 333-153207

UNDER

THE SECURITIES ACT OF 1933

GREAT LAKES DREDGE & DOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-5336063
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9811 Katy Freeway, Suite 1200

Houston, Texas 77024

(346) 359-1010

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Kornblau

Senior Vice President and Chief Financial Officer

Great Lakes Dredge & Dock Corporation

9811 Katy Freeway, Suite 1200

Houston, Texas 77024

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip Richter

Ryan Messier

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

(212) 859-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), is filing this post-effective amendment (this “Post-Effective Amendment”) to Registration Statement No. 333-153207 (the “Registration Statement”), which was previously filed with the United States Securities and Exchange Commission (the “SEC”) on August  26, 2008, as amended by the Post-Effective Amendment No. 1 (No. 333-153207), previously filed with the SEC on November 25, 2009, pertaining to the registration of up to 18,695,334 shares of the Company’s common stock, par value $0.0001 per share, offered for resale by selling stockholders from time to time, as described therein, to deregister any and all securities registered but unsold under the Registration Statement as of the date hereof.

On February 10, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Saltchuk Resources, Inc., a Washington corporation (“Parent”), and Huron MergeCo., Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On April 1, 2026, pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered for issuance under the Registration Statement that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this April 1, 2026.

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Scott Kornblau
Name: Scott Kornblau
Title: Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.